Exhibit 99.1

First Horizon Pharmaceutical Corporation
Announces Extension and Modification of Its Exchange Offer
for Its Outstanding
1.75% Contingent Convertible Senior Subordinated Notes Due 2024

Alpharetta, GA.,—(April 19, 2006)—First Horizon Pharmaceutical Corporation (Nasdaq: FHRX), a specialty pharmaceutical company, today announced that it is extending its exchange offer in which it is offering to exchange New 1.75% Contingent Convertible Senior Subordinated Notes Due 2024 (the "New Notes") for its $150,000,000 principal amount of currently outstanding 1.75% Contingent Convertible Senior Subordinated Notes Due 2024 (the "Old Notes") and it is increasing the exchange fee to be paid to holders validly exchanging Old Notes.

        The exchange offer is being extended until 5 p.m., EDT, on May 2, 2006, unless further extended or earlier terminated by First Horizon. The exchange offer was scheduled to expire at 5 p.m., EDT, on April 18, 2006. As of 5 p.m., EDT, on April 18, 2006, an aggregate principal amount of $54,635,000 of the Old Notes had been tendered. Holders must tender their Old Notes prior to the new expiration date if they wish to participate in the exchange offer.

        As consideration for exchanging the Old Notes for the New Notes, all holders validly exchanging Old Notes (including those holders that have already tendered their Old Notes and do not withdraw such Old Notes prior to the expiration date) will now receive a one-time exchange fee of $7.50 per $1,000 principal amount of the Old Notes exchanged. The exchange fee will be payable to such holders of Old Notes on the exchange date, which will be promptly after the expiration date.

        First Horizon today also announced that it has waived the minimum tender condition to the exchange offer, which required a minimum of $112.5 million in aggregate principal amount of the Old Notes to be validly tendered prior to the expiration of the exchange offer.

        The full terms of the exchange offer, a description of the New Notes and the material differences between the New Notes and the Old Notes and other information relating to the exchange offer and First Horizon are set forth in the registration statement filed with the Securities and Exchange Commission on March 10, 2006 and the related prospectus dated March 16, 2006.

        First Horizon urges investors and security holders to read its exchange offer materials, including the prospectus, Schedule TO and related materials, because they contain important information about the exchange offer. Investors and security holders may obtain the prospectus and related material through the information agent for the exchange offer, Morrow & Co., Inc., 470 West Avenue, Stamford, Connecticut 06902; telephone number: (203) 658-9400 or toll free (800) 662-5200 or through the dealer manager for the exchange offer, UBS Investment Bank, 677 Washington Boulevard, Stamford, Connecticut 06901; telephone number: toll free (888) 722-9555 ext. 4210.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities to be issued in the exchange offer in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

        First Horizon is a specialty pharmaceutical company that markets, develops and sells brand name prescription products for the primary service of cardiology and women's health. First Horizon has a portfolio that includes 15 branded products, of which eight are actively promoted to high prescribing physicians through its recently expanded nationwide sales force of approximately 525 sales representatives. First Horizon's website address is www.fhrx.com, but information contained therein is not part of this press release.

Contact:
First Horizon Pharmaceutical Corporation
Joseph T. Schepers, 678-341-1401
 ir@fhrx.com